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                                                                EXHIBIT 12


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                 ($ in millions)


                                                                                  Twelve Months
                                                                                Ended December 31,
                                                              ---------------------------------------------------
                                                              2000        1999        1998        1997       1996
                                                              ----        ----        ----        ----       ----
Consolidated Income (Loss) from Continuing Operations
 before Income Taxes                                         485.0       565.9       461.1       397.0       325.8

Adjustments:
  Interest during construction                                (2.2)       (2.8)       (2.1)       (3.0)       (1.1)
  Distributed (Undistributed) equity income                   (5.5)       (5.8)       (0.4)        3.6         1.5
  Fixed charges *                                            192.8       183.8       163.3       180.5       183.7
                                                             -----       -----       -----       -----       -----
    Earnings Available                                       670.1       741.1       621.9       578.1       509.9
                                                             -----       -----       -----       -----       -----

Fixed Charges:
  Interest on long-term and short-term debt                  154.3       152.9       145.4       145.6       150.8
  Other interest                                              18.3        14.9         1.4        15.2        13.5
  Portion of rentals representing interest                    20.2        16.0        16.5        19.7        19.4
                                                             -----       -----       -----       -----       -----
Total Fixed Charges **                                       192.8       183.8       163.3       180.5       183.7
                                                             -----       -----       -----       -----       -----

Ratio of Earnings to Fixed Charges                            3.48        4.03        3.81        3.20        2.78
                                                             =====       =====       =====       =====       =====


Prior periods have been restated to reflect discontinued operations.

* Amounts for the twelve months ended December 31, 1996 through December 31, 1999 have been restated to conform to 2000 presentation.